EMPLOYMENT AGREEMENT


   THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of July 10, 1997, by and between Superior Services, Inc, a Wisconsin corporation (the "Company"), and Scott S. Cramer ("Employee").

                                    RECITALS:

   The Company recognizes that the efforts of its officers and key management employees have contributed and will continue to contribute to the growth and success of the Company.

   The Company believes that, in the Company's best interest, it is essential that its officers and key management employees, including the Employee, be retained and that the Company be in a position to rely on their ongoing dedication and commitment to render services to the Company.

   The Company wishes to take steps to assure that the Company will continue to have the Employee's services available to the Company by entering into an agreement with the Employee concerning his employment by the Company.

   In consideration of the foregoing, the mutual provisions contained herein, and for other good and valuable consideration, the parties agree with each other as follows:

   1.   EMPLOYMENT

        A. The Company hereby employs the Employee and the Employee hereby accepts employment as one of the Company's Vice Presidents on the terms and conditions hereinafter set forth. The Employee shall perform such duties, and have such powers, authority, functions, and responsibilities as may be assigned to him by the Company's President and Chief Executive Officer.

        B. The Employee shall not, during the term of his employment under this Agreement, be engaged in any other activities if such activities interfere materially with the Employee's current duties, authority, and responsibilities for the Company, except for those other activities as shall hereafter be carried on with the Company's consent.

   2.   TERM

        A. Subject only to the provisions of Section 4 of this Agreement, the term of the Employee's employment under this Agreement shall be for a term of one (1) year. The term of this Agreement shall renew automatically for successive one (1) year terms, subject to termination as set forth in Section 4.

   3.   COMPENSATION

        For all services rendered by the Employee under this Agreement, the Company agrees to compensate the Employee for each compensation year (January 1 through December 31) during the term hereof, as follows:

        A. Base Salary. A base salary shall be payable to the Employee equal initially to One Hundred Twenty Thousand Dollars ($120,000) for each compensation year (as the same may be adjusted by the Company from time to time, the "Base Salary"), which shall be payable in intervals consistent with the Company's normal payroll schedules.

        In addition to the Base Salary, the Employee shall be eligible to receive such annual cash bonus and any stock option grant upon achievement of the criteria and targets established adjusted annually to reflect the Company's budgeted and targeted financial performance.

        B. Fringe Benefits. The Employee shall have the right to participate in the other fringe benefit plans generally provided by the Company to its full-time employees, subject to the Employee's qualification for participation in such benefit plans pursuant to the terms and conditions under which such benefit plans are offered.

        C. Expenses. The Employee may incur reasonable business expenses while on Company business, including expenses for hotels, meals, air travel, telephone, gasoline, and similar items. The Company shall either pay such reasonable expenses directly or promptly reimburse Employee for such reasonable out-of-pocket expenses incurred by the Employee upon presentation of receipts and an itemized accounting of the expenses for which such reimbursement is sought and any other documentation necessary to comply with applicable Internal Revenue Service rules and regulations.

        D. Vacation. The Employee shall be entitled to paid vacation and "personal days", to be scheduled at times mutually acceptable to the Employee and the Company and otherwise in accordance with policies established by the Company.

   4.   TERMINATION

        A. Termination By The Company. The employment of the Employee under this Agreement, may be terminated at any time by the Company,

             (i) for cause in the event of the Employee's deliberate and intentional continuing refusal to substantially perform his duties and obligations under this Agreement (except by reason of incapacity due to illness or accident),

             (ii) upon a determination that the Employee (A) has engaged in willful fraud or defalcation involving funds or other assets of the Company, or (B) has been convicted of, or has pled nolo contendere to, a felony or other crime involving moral turpitude, or

             (iii) without cause, upon sixty (60) days prior written notice.

        B. Termination Payment. In the event of termination of the Employee's employment under this Agreement by the Company under either
   Section 4(A)(i) or (ii), the Employee shall only be entitled to receive his Base Salary through the date of such termination. If this Agreement is terminated pursuant to Section 4(A)(iii) the Company shall be obligated to pay to the Employee a severance payment equal to one year of the Employee's Base Salary, in effect on the date the notice is given. In the event that Employee's employment is terminated due to a "change of control", Employee's employment shall be deemed to have been terminated under Section 4(A)(iii), and Company shall pay Employee, a severance payment equal to one year of the Employee's Base Salary at the rate in effect on the effective date of the change in control. A "change in control" shall be deemed to have occurred if:

             (a) any person (other than any employee benefit plan of the Company, any subsidiary of the Company or any person organized, appointed, or established pursuant to the terms of any such benefit plan) is or becomes the beneficial owner of securities of the Company representing at least 50% of the combined voting power of the Company's then outstanding securities; or

             (b) there shall be consummated (x) any consolidation, merger, share exchange or other business combination of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's capital stock would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of the Company's capital stock immediately prior to the merger have the same proportionate ownership of capital stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the consolidated assets of the Company.

        C. Termination By Employee. Employee shall have the right at any time during his employment, by giving written notice to the President and Chief Executive Officer of the Company, to terminate the Employee's employment under this Agreement effective thirty (30) days after the date on which such notice is given by the Employee (unless such effective date shall be accelerated at the option of the Company). In the event the Employee shall make such election under this Section 4(C), the Employee shall, in addition to all other reimbursements, payments, or other allowances required to be paid under this Agreement or under any other plan, agreement, or policy which survives the termination of this Agreement, be entitled to be paid, the Base Salary payable through the effective date of termination. Thereupon, this Agreement shall terminate and Employee shall have no further rights under or be entitled to any other benefits of this Agreement, provided that the provisions of
   Section 5 shall survive such termination.

        D. Death. In the event of the Employee's death during the term of his employment hereunder, the Company shall pay to the Employee's surviving spouse or to the executor or administrator of the Employee's estate (if his spouse shall not survive him) an amount equal to the installments of his Base Salary then payable pursuant to Section 3(A), solely for the month in which he dies.

        E. Disability. (i) If during the first six (6) months of the term of this Agreement the Employee shall become permanently disabled (as defined in the group long-term disability insurance policy maintained by the Company) because of physical or mental illness or personal injury, this Agreement shall terminate as of the date of such permanent disability. In such event the Company shall pay to the Employee or his guardian an amount equal to the installments of his Base Salary then payable pursuant to Section 3(A), solely for the month in which he becomes permanently disabled. (ii) In the event the Employee shall become permanently disabled (as defined in the group long-term disability insurance policy maintained by the Company) after the first six (6) months of the term of this Agreement, the Employee shall receive disability insurance benefits in accordance with the Company's disability insurance policy. (iii) If during the first six (6) months of the term of this Agreement the Employee shall become temporarily disabled (as defined in the group short-term disability insurance policy maintained by the Company) because of physical or mental illness or personal injury, this Agreement shall not terminate, and all payments of Base Salary shall continue during said six (6) month period. Thereafter, the Employee shall receive disability insurance benefits in accordance with the Company's disability insurance policy.

   5.   CONFIDENTIALITY OBLIGATIONS OF THE EMPLOYEE; NONCOMPETITION

        A. During and following the Employee's employment by the Company, the Employee shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any confidential information or proprietary data of the Company, except to the extent authorized in writing by the President and Chief Executive Officer of the Company or required by any court or administrative agency other than to an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Employee of duties as an executive of the Company. Confidential information shall not include any information known generally to the public. All records, files, documents, and materials, or copies thereof, relating to the business of the Company which the Executive shall prepare, or use, or come into contact with, shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of employment with the Company.

        B. The Employee agrees that, for a period of one (1) year after the termination date of the Employee's employment under this Agreement for any reason the Employee shall not:

             (i) Directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant, or in any other capacity, participate in, engage in, or have a financial or other interest in any Venture in Competition; provided, however, that ownership of less than one percent (1.0%) interest in a corporation whose shares of stock are traded on a recognized stock exchange or traded on the over-the-counter markets shall not be deemed a violation of this section.

             (ii) Directly or indirectly, individually, or as an employee, agent, partner, shareholder, consultant, or in any other capacity, canvas, contact, solicit, or accept any of Superior's customers for the purpose of providing services that are substantially similar to the services or business of Superior. (For purposes of this Agreement, "customer" shall include, on any given date, any customer who was serviced by Superior during the last two (2) years of employee's employment.)

             (iii) In any manner induce, attempt to induce, or assist others to induce any customer, client, employee, insurer, or any other person having a business or employment relationship with Superior to terminate such relationship.

             (iv) Directly or indirectly, either as an employee, agent, partner, shareholder, consultant, or in any other capacity, use or disclose, or cause to be used or disclosed, any confidential or proprietary information acquired by Employee during Employee's employment with Superior, including but not limited to customer lists, price lists, agreements, procedures, sales techniques, marketing strategies, matters relating to operations, business software and computer programs and printouts, techniques, engineering information or financial information relating to Superior.

        C. "Venture in Competition" is defined to mean any business that, at any given date, owns or operates a landfill business, or in any manner collects, stores, transports, recycles, or disposes of solid, hazardous, or other waste products or provides hazardous material emergency response or environmental remediation services, within one hundred (100) miles of any location in which duties were assigned to Employee during the last two
   (2) years of Employee's employment.

   6.   ASSIGNMENT; SUCCESSORS

   This Agreement shall not be assignable by the Company. This Agreement and all rights of the Employee shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, heirs, and beneficiaries.

   7.   SEVERABILITY

   The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

   8.   AMENDMENT

   This Agreement may not be amended or modified at any time except by written instrument executed by the Company and the Employee.

   9.   WITHHOLDING

   The Company shall be entitled to withhold from amounts to be paid to the Employee hereunder any federal, state, or local withholding or other taxes or charges which it is from time to time required to withhold; provided, that the amount so withheld shall not exceed the minimum amount required to be withheld by law. Company shall be entitled to rely on an opinion of nationally recognized tax counsel if any question as to the amount or requirement of any such withholding shall arise.

   10.  CERTAIN RULES OF CONSTRUCTION

   No party shall be considered as being responsible for the drafting of this Agreement for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement. Any provision of this Agreement which requires an agreement in writing shall be deemed to require that the writing in question be signed by the Employee and an authorized representative of the Company.

   11.  GOVERNING LAW

   This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin. .

   12.  NOTICE

   Notices given pursuant to this Agreement shall be in writing and shall be deemed given when actually received by the Employee or actually received by the Company's Secretary or any officer of the Company other than the Employee. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to Superior Services, Inc., Attention:
   President and Chief Executive Officer, 10150 West National Avenue, Suite 350, West Allis, Wisconsin 53227, or if to the Employee , at the Employee's current address according to the Company's payroll records, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

   13.  NO WAIVER

   No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

   14.  HEADINGS

   The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

   IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

   EMPLOYEE                           SUPERIOR SERVICES, INC.

   _________________________________  By:__________________________________
   Scott S. Cramer                         G. W. "Bill" Dietrich
                                      President and Chief Executive Officer